CONFIRMING STATEMENT


	This Statement confirms that the undersigned, Lyle
Berman, as Chief Executive Officer, and on behalf of Lakes
Poker Tour, LLC, has authorized and designated Adam Pliska, to execute and file on the undersigned's behalf all Forms
3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S.
Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of WPT Enterprises, Inc. The authority under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of WPT Enterprises, Inc., unless earlier revoked in writing. The undersigned acknowledges that Adam Pliska is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Date:  November 25, 2008

Lakes Poker Tour, LLC

/s/ Lyle Berman
Lyle Berman

Chief Executive Officer


















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